Exhibit 10.6

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

among

TEAM Nation Holdings, Inc., a Nevada corporation ("Buyer")

and

David Kayton, an individual ("Seller")

and

First Southwestern Title Company of California, a
California corporation ("Company")

Dated: June 15, 2009

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 2, 2008 (the "Effective Date"), is made by and among TEAM Nation Holdings, Inc., a Nevada corporation ("Buyer") and David Kayton, an individual ("Seller"), the owner of a total of two hundred thirty eight and seventy-five one/hundredths (238.75) shares, which represents approximately ninety-five and fifty one/hundredths percent (95.5%) of the outstanding and issued shares of First Southwestern Title Company of California, a California corporation (the "Company", of which Buyer is acquiring two hundred twelve and fifty one/hundredths (212.50) shares (the “Stock”), which represents eighty-five percent (85%) of the total outstanding and issued shares of the Company.

BACKGROUND STATEMENT/RECITALS

The Seller holds and owns, or as of a date that is at least thirty (30) days prior to the Closing Date, as herein defined, will hold and own the Stock, free and clear of all liens, encumbrances, charges, assessments and adverse claims of any kind whatsoever other than Permitted Encumbrances.  The Seller desires to sell and transfer, and the Buyer desires to purchase and acquire, the Stock for the consideration, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the "Transaction").

This Agreement supersedes and replaces in its entirety that certain Stock Purchase Agreement dated June 2, 2008 (the “Original Agreement”), by and between Buyer and Seller, such that, after the date hereof, the Original Agreement shall have no further force of effect.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Definitions. The following terms shall have the indicated meanings unless the context requires otherwise:

"Business Day" means any day other than a day, which is a Saturday, Sunday or banking holiday in the State of California.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock, no par value per share, of the Company.

"Company" means First Southwestern Title Company of California, a California corporation.

"Company Stock" means all of the issued and outstanding Common Stock and any other issued and outstanding securities of the Company.

"Employee" means any Person employed by the Company in its business and set forth on the Schedule to Section 3.1(n) hereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GAAP" means generally accepted United States accounting principles, as in effect on the date hereof, applied on a basis consistent with prior periods.

"Governmental Authority" means any foreign, United States federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

"Interim Financial Statements" means monthly balance sheets and income statements for the Company prepared in accordance with GAAP, without footnotes, consistently applied by the Company with respect to prior periods, furnished by the Seller to the Buyer within ten (10) Business Days after the close of each calendar month after the date of this Agreement and prior to Closing.

"Knowledge" means the actual knowledge of David Kayton and any other fact or circumstance that has come to the attention of David Kayton.

"Permitted Encumbrances" means applicable laws, rules and regulations, including applicable federal and state securities laws and those promulgated by the California Department of Insurance.

"Person" means an individual, corporation, partnership, Limited Liability Company, joint venture, trust, or unincorporated organization, or any Governmental Authority.

“Side Letter” means any letter executed mutually by the parties amending or explaining a term or condition herein provided or adding a term or condition to the agreement as described in section 9.7 and shown in Exhibit E attached hereto and incorporated by reference.

"Tax or Taxes" means any tax imposed by a Governmental Authority, including net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, any information reporting or back-up withholding obligation, liability or penalty, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

"Tax Returns" means all returns, reports, declarations, claims for refund, information returns or statements required to be filed with respect to Taxes.

"TEAM Advances, Notes and Guarantees" means those advances to Company and Seller made pursuant to section 2.10 and 2.11 of the Original Agreement for operations and earnings advances at the discretion of Buyer, along with the notes and guarantees described therein securing the Buyer’s advances to Company and Seller, all as shown on Exhibit B attached hereto and made a part hereof.

ARTICLE II.
PURCHASE OF STOCK

Section 2.1 Agreement to Purchase and Sell.  Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as defined in Section 2.5), the Seller shall sell, grant, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Stock, free of all liens, encumbrances, charges, assessments and adverse claims ("Encumbrances") of any kind whatsoever other than the Permitted Encumbrances.  The Stock constitutes eighty-five percent (85%) of the issued and outstanding shares of Common Stock of the Company.  Seller, as an individual, owns the balance of the Common Stock of the Company.

Section 2.2 Purchase Price.   Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, and in exchange for the Buyer, the Buyer agrees to deliver to the Seller the sum of One Dollar ($1.00) plus the assumption of certain debts and obligations, as provided for herein, and as set forth on Exhibit A, attached hereto (the "Company Liabilities") (collectively, the "Purchase Price").    In that regard, Seller and Company agree and represent and warrant as an additional condition to Buyer's obligations to Close, that the Company Liabilities shall not exceed the gross aggregate sum of One Million, Two Hundred Thousand Dollars ($1,200,000.00) and shall constitute primarily "trade payables" and "vendor payables and claims" and shall not include any debts, obligations, leases, mortgages, obligations or notes to any existing or prior shareholders, officers or directors, including but not limited to David Kayton, Mrs. Sandra B. Kayton, Mr. Mark Dilbeck, Re/Max Realtors or any entity related or associated with the Company, person or entity related thereto, except as specifically agreed to by Buyer, in writing, prior to the Closing Date.  Further, Seller and Company agree and represent and warrant as an additional condition to Buyer's obligations to Close that, during the Due Diligence Period described in Section 2.9 below, the Buyer shall have the right to enter into mitigation, negotiation, and settlement discussions directly with the owners of the Company Liabilities in order to enter into manageable workout arrangements, principal and debt reductions, and settlements(the “Negotiated Company Liabilities”), which shall be reflected by a Side Letter and described in Section 9.7 and shown on Exhibit E and incorporated herein at Closing.  Seller and Company agree and represent and warrant as an additional condition to Buyer's obligations to Close that the Negotiated Company Liabilities shall not exceed the gross aggregate sum of Five Hundred Thousand Dollars ($500,000.00) at the  Closing. The Company Liabilities and Negotiated Company Liabilities specifically exclude the TEAM Advances, Note and Guarantees described in Section 2.3, which shall remain obligations of Company post-Closing.

Section 2.3 TEAM Advances, Notes and Guarantees.
Upon the terms and subject to the conditions set forth in the Original Agreement, the Buyer made advances to the Company and the Seller, secured by Notes and Guarantees by Company and Seller, and the stock of Seller in Company, all as described in section 2.10 and 2.11 of the Original Agreement and as described on Exhibit B attached hereto and made a part hereof (collectively, the TEAM Advances, Notes and Guarantees”).  As of the effective date hereof, the total obligation to TEAM is Six Hundred Seventy Seven Thousand Six Hundred and Seventy Five Dollars ($667,675.00).  Concurrently with the execution of this Agreement, the TEAM Advances, Notes and Guarantees shall be amended to reflect the current obligations of the Company, as guaranteed by the Seller, to the Buyer as of the date hereof (the “Amended TEAM Advances, Notes and Guarantees”), and shall remain an obligation of the Company and the Seller after the Closing.  The Amended TEAM Advances, Notes and Guarantees shall be evidenced by a Promissory Notes, in the form attached hereto as Exhibit B1 (the "Amended Promissory Notes"), executed by the Company, in favor of Buyer, or its affiliate, shall bear interest at the rate of six percent (6%) per annum, from the date of the advance and be payable on demand by the holder or, if no demand, one-year from the Effective Date of this Agreement.  The obligations of the Amended Promissory Notes shall be guaranteed by Seller, individually, pursuant to the Amended Guarantees, a copy of which are attached hereto as Exhibit B2 and incorporated herein by this reference.  In addition, the obligations of the Amended Promissory Notes shall be secured by Seller's Common Stock and ownership interest in the Company and shall be secured by Seller's remaining Stock Interest in the Company post-Closing.

Section 2.4 Payment of Purchase Price.   On the Closing Date the Buyer shall pay to Seller cash in the amount of One Dollar ($1) and shall assume responsibility for the payment, assumption, settlement or workout arrangement of the Negotiated Company Liabilities.

Section 2.5  Closing.   The Closing of the purchase and sale of the Stock and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of TEAM Nation Holdings, Inc., 790 E. Colorado Boulevard, 4th Floor, Pasadena, CA 91101, at 10:OO a.m. on the third Business Day after the expiration of the Due Diligence Period, or at such other time or place as the Buyer and Seller may agree. The time and date of the Closing is herein called the "Closing Date."

Section 2.6 Delivery of Company Stock Certificates by the Seller.  On the Closing Date, the Seller shall deliver to the Buyer all certificates representing eighty-five percent (85%) of the Seller's outstanding and issued Stock, all free and clear of all Encumbrances of any kind whatsoever other than Permitted Encumbrances, such certificates to be accompanied by stock powers properly executed to Buyer in blank.

Section 2.7 Delivery of Lease Agreement.  As of the date hereof there are no leases to be delivered.  Any leases entered into prior to the Closing shall be submitted for review within five (5) days of execution.

Section 2.8  Company Lease of Equipment.  [Intentionally Left Blank.  Any lease agreements to be dealt with where transfer of ownership is an event of default?]

Section 2.9  Due Diligence.  From the date of the execution of this Agreement until the later to occur of (a) ninety (90) days from the Effective Date, and (b) sixty (60) calendar days after receipt of approval of the Transaction from all required regulatory agencies, including the California Department of Insurance (the "Due Diligence Period"), Buyer shall have the right to conduct its due diligence of the operations and status of the Company, including all books and records in connection therewith.  During the Due Diligence Period, the Company and Seller shall provide Buyer and its authorized representatives, including its attorneys, accountants and other business advisors, access to the premises, properties, agreements, books and records and corporate governance documents, and shall cause the officers and employees of Seller to furnish any and all data and information pertaining to the business of the Company to Buyer.

Section 2.10  Operations Prior to Closing Date and Discretionary Operation Advance.  From and after the effective Date, and continuing through the earlier of (a) the Termination Date of the Agreement or (b) the Closing Date, and subject to the Management Agreement dated  October 24, 2007, by and among Seller, the Company and Buyer, on mutually agreeable terms and conditions, Buyer, or an entity affiliated with Buyer, may in the sole discretion of Buyer or its applicable affiliate, advance an amount not to exceed Fifty Thousand Dollars ($50,000.00) per month as and for approved operational expenses incurred and to be incurred by the Company (the "Discretionary Operational Advance").  The Discretionary Operational Advance is optional at the sole option of Buyer, or its affiliate, without any obligation on the part of Buyer, or its affiliate whatsoever.  All or any portion of the Discretionary Operational Advance may be paid by Buyer, or its affiliate directly to third party vendors or creditors, for the benefit of the Company.  The Discretionary Operational Advance, if any, shall be evidenced by a Promissory Note, in the form attached hereto as Exhibit B (the "Operational Promissory Note"), executed by the Company, in favor of Buyer, or its affiliate, shall bear interest at the rate of six percent (6%) per annum, from the date of the advance and be payable on demand by the holder or, if no demand, one-year from the Effective Date.  The obligations of the Operational Promissory Note shall be guaranteed by Seller, individually, pursuant to the Operational Guaranty, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference.  In addition, the obligations of the Promissory Note shall be secured by In addition, the Discretionary Operational Advance shall be secured by Seller's remaining Stock Interest in the Company post-Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller.   The Seller hereby represents and warrants to the Buyer as follows:

(a)           Ownership of all Company Stock.  The owners of all of the issued and outstanding shares of the Common Stock in the Company, are as follows:

Name                                                                                     Number of Shares

David Kayton                                                                                           238.75
Truman G. Sipes                                                                                      5.625
Frederick Evans                                                                                       5.625

Totals                                       250.00

      The Seller has not pledged, encumbered, hypothecated or otherwise granted or assigned any interest in, or otherwise restricted the transfer of, any of his shares of the Company Stock.  Upon transfer of the Stock by the Seller, the Buyer will, as a result, receive good and valid title to the Stock, free and clear of all Encumbrances of any kind whatsoever other than Permitted Encumbrances.

(b)           Capitalization and Company Stock.  The authorized capital stock of the Company consists entirely of two hundred and fifty shares of common capital stock no par value. The issued and outstanding shares of Common Stock have been validly issued and are fully paid, non-assessable, and free of any preemptive rights, whether statutory or otherwise.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating the Company to issue or acquire any additional shares of capital stock or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock or to convert any presently existing obligations or securities into capital stock.

(c)           Due Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.  The Company has the requisite corporate power and authority to carry on its business as such business is now being conducted.  The Company is not qualified to do business as a foreign corporation in any jurisdiction, and the properties owned, leased or operated by the Company or the business conducted by it do not make such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on the financial condition, properties, results of operations or business of the Company (a "Material Adverse Effect").  The Seller has delivered or made available to the Buyer a complete and correct copy of the Company's Articles of Incorporation and Bylaws as in effect on the date of this Agreement.  The Company does not have, and never has had, any subsidiaries, and the Company does not own, either directly or indirectly, any shares of capital stock of any other Person.

(d)           Authority.  The execution, delivery and performance of this Agreement and all of the other agreements, instruments or documents contemplated hereby to which the Company or a Seller is a party (collectively, the "Transaction Documents"), and the consummation of the transactions contemplated hereby and thereby have been duly executed and delivered by all necessary corporate action on the part of the Company and all other necessary action on the part of the Seller.  This Agreement and the Transaction Documents have been duly authorized by the Company, and this Agreement and each of the Transaction Documents to which the Company and a Seller is a party will be, on or before the Closing Date, duly executed and delivered, and each will be the legal and valid obligation of the Company and the Seller, to the extent each is a party hereto or thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and public policy applicable to securities law.  Seller has delivered to the Buyer, true and complete copies, certified by the Secretary of the Company, of the resolution or resolutions, which have been adopted by the Company's Board of Directors, authorizing the transactions contemplated hereunder.

(e)           No Approvals or Notices Required; No Conflict. Except as described in Schedule to Section 3.1(e) to this Agreement, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the Seller, to the extent each is a party hereto or thereto, and the consummation of the transactions contemplated hereby and thereby:

(i)           do not and will not violate (with or without the giving of notice or lapse of time or both) any judgment, ruling, order, writ, injunction, or statute, rule or regulation applicable to the Company or a Seller;

(ii)          do not and will not require any consent, approval, waiver, filing, registration, qualification or notice under any provision of law applicable to the Company or a Seller other than the prior written approval of the Insurance Commissioner of the State of California; and

(iii)         do not and will not (A) conflict with, result in the material breach of any provision of, result in the termination of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under; (B) result in the acceleration of (or give any Person the right to accelerate) the performance of any obligation of the Company or a Seller under; or (C) result in the creation of any Encumbrance (except Permitted Encumbrances) upon any properties, assets or business of the Company or a Seller pursuant to, the Articles of Incorporation or Bylaws of the Company, or any indenture, mortgage, deed of trust, lease, or licensing agreement, or any other material contract, instrument or other agreement to which the Company or a Seller is a party or by which the assets or properties of any of them are bound or encumbered, the result of which would reasonably be expected to have a Material Adverse Effect.

(f)           Tax Matters. Except as set forth in Schedule to Section 3.1(f), with respect to Tax matters:

(i)           The Company has filed all Tax Returns required to be filed and, in respect of any period ending prior to the Closing Date, shall have paid all Taxes required to be paid prior to the Closing Date.  To the Knowledge of the Seller, the Company will not have any liability for any such Taxes in excess of the amounts so paid, and the Company is not delinquent in the payment of any Tax, assessment or governmental charge, and the Company has not requested any extension of time within which to file any Tax Return in respect of any fiscal year that has not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) by any Governmental Authority against the Company that would not be covered by existing reserves, and no requests for waivers of the time to assess any such Tax are pending.  The foregoing shall exclude any unpaid taxes that has been disclosed to, and accepted by, Buyer prior to the Closing Date, and set forth in the Schedule of Liabilities, Exhibit D, attached hereto.

(ii)         True, correct and complete copies of all Tax Returns and other filings of the Company, which have been filed on or before the Closing Date with respect to the Company's 2006, 2007 and 2008 fiscal years, and all financial records necessary to prepare Tax Returns for the Company subsequent to the Closing Date have been made available to the Buyer on or before the Closing Date.  There is no proposed amendment of any Tax Return of the Company that has been filed, is required to be filed or will be filed for taxable periods ending on or before or including the Closing Date.

(iii)         To the Knowledge of the Seller, the Company's Tax Returns are not currently being audited by the Internal Revenue Service or any other Governmental Authority, state or federal, other than the periodic review of the Tax Returns conducted by the California Department of Insurance, if any.

(iv)        The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)         No power of attorney has been granted by the Company with respect to any Tax matter that is currently in force.

(vi)        The Company has not made any payments nor is it obligated to make any payments that under certain circumstances that could reasonably be expected to obligate it to make any payments that will not be deductible under internal Revenue Code Section 280G.

(vii)       The Company is not a party to any Tax sharing, Tax indemnity, or Tax allocation agreements.

(viii)      The Company has withheld or collected and will withhold or collect from the payment made to each of its Employees the amount of all Taxes (including, but not limited to, federal incomes taxes, Federal Insurance Contribution Act taxes and state and local income and wage taxes) required to be withheld or collected therefrom and has paid and will pay the same to the proper Tax receiving officers.

(g)           Legal Proceedings. Except as otherwise disclosed on Schedule to Section 3.1(g), there is not pending (nor has there been pending within the two (2) years prior to the date hereof) any legal, administrative, governmental or other claim, action, suit, or proceeding or governmental investigation to which the Company or a Seller is a party or against the Company or a Seller or the Company's properties. Except as otherwise disclosed on Schedule to Section 3.1(g), to the Knowledge of the Seller, there is no threatened legal, administrative, governmental or other claim, action, suit, or proceeding or governmental investigation to which the Company or Seller is a party or against or relating to the Company or a Seller or the Company's properties or rights, that, if adversely determined, would reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.  The Company is not in violation of any term of any judgment, ruling, writ, decree, injunction or order outstanding against it.

(h)           Insurance.  The Schedule to Section 3.1(h) sets forth a list of all insurance policies maintained by the Company as of the date hereof.  The Company presently maintains and, since at least two (2) years prior to the date hereof, has maintained, with financially sound and reputable insurance companies, casualty and liability insurance policies providing coverage of the types and in amounts adequate against such risks as would be customary for the Company engaged in a similar business in the localities in which the Company operates, and covering all of the material assets, properties and operations of the Company.  Such insurance policies are outstanding and in force and are listed in this Agreement.  Except as set forth in Schedule to Section 3.1(h), there are no claims pending under any such policy, nor has any such claim been denied in the past two (2) years.

(i)           Labor Relations. There is no union or collective bargaining organizational activity occurring among the Employees of the Company.

(j)           Conduct of Business in Compliance with Legal and other Regulatory Requirements.  The Company has complied with and owns its assets in accordance with, and its business has been operated in compliance with, all federal, state and local laws, rules, ordinances, regulations and orders applicable to it, including without limitation, all Occupational Safety and Health Act, Federal Labor Standards Act ("FLSA"), ERISA, the Americans with Disabilities Act, CERCLA, the Real Estate Settlement Procedures Act and all applicable laws and related rules and regulations of all United States jurisdictions affecting labor union activities, civil rights or employment, except where the failure to comply with any of the foregoing may have, either singly or in the aggregate, a Material Adverse Effect.  The Company has all material licenses, permits and qualifications necessary to conduct its business as presently being conducted.  During the two (2) years prior to the Closing Date, the Company has not had any material license or qualification to conduct business in any jurisdiction revoked or suspended or been involved in a proceeding to revoke or suspend such license or qualification, nor has any investigation been conducted, or to the Knowledge of the Seller, is pending with a view to revocation or suspension of any such license.

(k)           Absence of Certain Changes or Events. Except as set forth on Schedule to Section 3.1(k) attached hereto, since January 31, 2008, the Company has not:

(i)          suffered any Material Adverse Effect;

(ii)         made any individual capital expenditure or entered into any single commitment greater than Twenty Five Thousand Dollars ($25,000.00) (except as disclosed in the Schedule to Section 3.1(k)] or any transaction or commitment material to the Company's business, taken as a whole, other than (A) in the ordinary course of business consistent with past practices or (B) those contemplated by this Agreement;

(iii)         declared any dividend or made any payment or other distribution in respect of its capital stock to the Seller or any other Person, other than those made in the ordinary course of business and as otherwise permitted under the terms of this Agreement;

(iv)        purchased, issued, redeemed, sold, or otherwise acquired or disposed of any shares of Company Stock, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of the capital stock or into any securities of the Company;

(v)          incurred, assumed or guaranteed or entered into any commitment in respect of any indebtedness for borrowed money greater than Twenty Five Thousand Dollars ($25,000.00) in the aggregate or materially changed any of the terms of any indebtedness in an aggregate amount greater than Twenty Five Thousand Dollars ($25,000.00), or assigned, mortgaged, pledged or otherwise subjected to any other Encumbrance other than Permitted Encumbrances any property, business or assets tangible or intangible, held in connection with the Company's business;

(vi)        introduced any material change with respect to the manner of conducting its business or with respect to its method of accounting;

(vii)       made any material increase in the compensation payable or to become payable by it to its officers or Employees or adopted any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such officers or Employees, except increases occurring in the ordinary course of business;

(viii)     received any notice of termination of any contract, lease or other agreement or suffered any damages, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, may reasonably be expected to have a Material Adverse Effect;

(ix)         transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any intellectual property, or modified any existing rights with respect thereto;

(x)         amended its Articles of Incorporation or Bylaws;

(xi)         purchased any securities of any Person or any assets material in amount or constituting a business, or been party to any merger, consolidation or other business combination or entered into any obligation relating to any such purchase; or

(xii)        made any prepayment of any accounts payable, delayed payment of any trade payables or made any other cash payments other than in the ordinary course of business consistent with past practices or as otherwise contemplated pursuant to the terms of this Agreement.

(l)           Employee Benefit Plans.

(i)           The Schedule to Section 3.1(l) lists all plans, programs, agreements, commitments or arrangements maintained by or on behalf of the Company or any other Person that provide benefits or compensation to or for the benefit of any Employee or former employees of the Company (the "Plan" or "Plans").  Only Employees and former employees of the Company and their families participate in the Plans.

(ii)          Each Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.  All required reports and descriptions (including form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Plan.

(iii)        With respect to each Plan: (A) no litigation or administrative or other proceeding is pending or, to the Knowledge of the Seller, threatened; (B) the Company has made or accrued all payments and/or contributions required, or reasonably expected to be required, to be made under the provisions of the Plans or by law with respect to any period prior to the Closing Date; (C) each such Plan is fully funded in an amount sufficient to pay all liabilities accrued and claims incurred up to the Closing Date or, to the extent any Plan is not fully funded, paid-up insurance has been obtained by the Company.

(iv)        Except as required by federal or state law, neither the Company nor any of the Plans has any obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment.

(v)         The consummation of the transactions contemplated by this Agreement will not entitle any Employee of the Company to severance pay nor will it accelerate the time of payment, vesting or increase the amount of any compensation due to any Employee of the Company.

(vi)        No former employees of the Company are entitled to coverage under the Company's Plans pursuant to COBRA except as set forth in the Schedule to Section 3.1(l).

(vii)       The Company's policy with respect to vacation, sick leave and/or paid time off is described on the Schedule to Section 3.1(l).

(m)           No Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other similar fee, compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) the Company or any of the Seller.

(n)           Employees, Directors, Officers. The Schedule to Section 3.1(n) to this Agreement sets forth the names, employment capacities, and pay scales or salaries of (i) all of the Employees, directors and officers of the Company; and (ii) all consultants, other than legal counsel, of the Company who have received in the last two (2) years more than Twenty-five Thousand Dollars ($25,000) in any one year in compensation from any of them.  For each Employee, the Schedule to Section 3.1(n) further identifies the Company's liability to such Employee for any accrued vacation, sick leave or paid time off.  The Schedule to Section 3.1(n) identifies any agreement or understanding, which obligates the Company to pay any compensation or provide any material benefit, now or in the future, to any such Person.  The Company is not bound by any written employment agreements or arrangements except for those disclosed on the Schedule to Section 3.1(n).

(o)          Non-Competition Agreements. Other than described in Schedule to Section 3.1(o) to this Agreement, no officer or Employee of the Company has entered into any agreement containing any prohibition or restriction of competition or solicitation of customers with any Person which is now in effect.

(p)         Bank Accounts. The Schedule to Section 3.1(p) to this Agreement sets forth with respect to the Company (i) a true and complete list of each bank, trust company or other financial institution in which the Company has an account or safe deposit box, the name and account numbers for each account, and a list of Persons authorized to draw upon or have access to each account or safe deposit box; and (ii) the names of all Persons to whom credit cards have been issued which may be used to charge to or for the account of the Company.  Each escrow account, bank account or similar account for the deposit of cash or securities maintained or utilized by the Company (i) is wholly owned by the Company; (ii) is reconciled to its bank statements on a monthly basis; and (iii) to the extent such accounts of the Company in the aggregate hold monies or securities in an escrow or trust capacity, contains in the aggregate a balance sufficient to meet in the aggregate all escrow and trust obligations of the Company to which such monies or securities relate.  The bank accounts of the Company, including but not limited to escrow accounts have been properly maintained in accordance with all applicable laws, rules and regulations, including but not limited to those promulgated by the California Department of Insurance. The records of the Company regarding the Company's escrow accounts have been accurately and currently maintained and adequately identify by customer, amount and purpose all amounts held by the Company in escrow or safekeeping.  All amounts held by the Company in escrow or safekeeping are held pursuant to written agreements, true and complete copies of which have been delivered to the Buyer.

(q)          No Conflicts of Interest.   Except as set forth in the Schedule to Section 3.1(q), no officer, director or Employee of the Company now has or within the past two (2) years has had, either directly or indirectly: (i) any equity or other interest in any Person that furnishes or sells, or furnished or sold, or purchases or purchased goods or services from the Company, or (ii) a beneficial interest in any agreement to which the Company is or was obligated or bound or to which any of its assets is or was subject.

(r)           Disclosure.  No representation or warranty by the Seller in this Agreement, in the Schedules attached hereto, or in any certificate furnished to the Buyer pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in any material respect.

(s)           Books and Records.  The books and records of the Company provided to the Buyer are true, accurate and complete and reflect the assets and liabilities of the Company in all material respects.

(t)           Financial Statements.  All financial statements furnished by the Seller to the Buyer, including but not limited to the Interim Financial Statements, present fairly the financial position of the Company as of the date thereof, and the included income statements each present fairly the results of the operations of the Company for the period which they purport to cover, all in accordance with GAAP, applied consistently with the same accounting basis used for prior periods.

(u)           Work in Process; Policy Backlog.  The Schedule to Section 3.1(u) identifies the work in process and/or policy backlog of the Company as of the date hereof.

(v)           Leases. Each lease for each Business premises of the Company is listed on the Schedule to Section 3.1(v), together with the lessor, lease date, lease expiry date, rental rate, percentage of common area charges, and any options to purchase or renew.  True copies of each such lease, together with all amendments thereto, have been furnished or made available to the Buyer.  Except for the leases disclosed on the Schedule to Section 3.1(v), the Company does not have any interest, leasehold, fee or otherwise in any real property.

(w)           Personal Property.  The Schedule to Section 3.1(w) sets forth the items of personal property owned by the Company having an individual value in excess of Ten Thousand and Dollars ($10,000).  The Company has good and defensible title to all personal property which it purports to own including, but not limited to, that property reflected in the Schedule to Section 3.1(w).  No item of personal property owned by the Company is subject to any Encumbrance except as specifically set forth on the Schedule to Section 3.1(w). All of the rights of the Company in tangible personal property will be enforceable by the Company after the Closing without the consent or agreement of any other party except consents any agreements listed in the Schedule to Section 3.1(w).

(x)           Leased Equipment.   The Schedule to Section 3.1(x) sets forth the date and the lessor of each item of personal property leased by the Company. Except as set out in the Schedule to Section 3.1(x), the Company does not lease any of its personal property. All leases set forth in the Schedule to Section 3.1(x) are legally valid and binding and in full force and effect, and there are no defaults thereunder. All of the leases will be enforceable by the Company after the Closing without the consent or agreement of any other party except consents and agreements listed in the Schedule to Section 3.1(x).

(y)           Defaults under Agreements. The Company is not, and is not alleged to be, materially in default under, or in breach of any term or provision of any contract, agreement, lease, license, commitment, instrument or obligation.  To the Knowledge of the Seller, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder or in breach of any term or provision thereof.  To the Knowledge of the Seller, there exists no condition or event, which, after notice or lapse of time or both, would constitute a default by any party to any contract, agreement, lease, license, commitment, instrument or obligation.

Section 3.2 Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller as follows:

(a)           Legal Right and Capacity. Buyer has the full legal right and capacity to execute and deliver, and to perform the obligations under, this Agreement and each Transaction Document to which it is a party.

(b)           Enforceability.  This Agreement and the Transaction Documents to which Buyer is a party will be, on or before the Closing Date, duly executed and delivered, and each will be the legal and valid obligation of such Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject to general principles of equity (whether in law or in equity) and public policy applicable to securities law.

(c)           Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and all Transaction Documents to which such Buyer is a party, require no action by or in respect of, or filing with, any Governmental Authority, other than as set forth in Schedule to Section 3.2(c) to the Agreement and except where the failure to take any such action or make any such filing could not be reasonably expected to hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

(d)           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and all Transaction Documents to which such Buyer is a party, do not and will not (i) assuming compliance with the requirements referred to in Section 3.2(c), violate any applicable law or (ii) conflict with, violate or result in any default under any mortgage, indenture, agreement or other instrument to which such Buyer is a party or by which such Buyer or any of his or her properties is bound.  Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of and compliance with the terms and provision hereof will violate any judicial or administrative order, writ, award, judgment, injunction or decree currently in effect and by a Buyer is bound.  No consent of any third party to any indenture or any material agreement or other material instrument to a Buyer is a party is required in connection with the Closing of the transactions described herein.

(e)           Securities Representation. Buyer is acquiring the Company Stock for investment purposes only, for such Buyer's own account, without a view to the resale, transfer, or distribution thereof.

(f)           No Brokers. No Buyer has employed any broker, investment banker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

(g)           Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against, such Buyer before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

(h)           Absence of Buyer Created Encumbrances. No Buyer has attempted to create or caused to be created any Encumbrances on the Common Stock.

ARTICLE IV.
CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the conditions stated in this Section 4.1, any or all of which may be waived in whole or in part by the Buyer, to the extent permitted by applicable law.

(a)           Accuracy of Representations and Warranties. All representations and warranties of the Seller contained herein shall be true and correct in all material respects as though made on and as of the Closing Date, except to the extent that such representations and warranties speak as of a certain date, in which case such representations and warranties shall have been true and correct as of such date.

(b)           Performance of Agreements. The Company and the Seller shall have performed, or complied with, in all material respects all covenants, obligations and agreements contained in this Agreement to be performed, or complied with, by them prior to or at the Closing Date, and all other agreements to be executed and delivered by the Seller hereby shall have been executed and delivered.

(c)           Seller's Certificate. The Buyer shall have received a certificate signed by Seller (the "Seller's Certificate"), that is to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           Receipt of Licenses, Permits and Consents. The Buyer shall have obtained, and maintained in full force and effect, such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to the written consent of the California Insurance Commissioner for the sale and transfer of the Company Stock.

(e)           Litigation. There shall not be in effect any injunction, writ or temporary restraining order or any order of any nature issued by a court or other Governmental Authority of competent jurisdiction directing that any material transaction provided for herein not be consummated as herein provided. There shall not have been issued by a court or other Governmental Authority of competent jurisdiction a judgment against the Company or the Seller that has or would have, either singly or in the aggregate, a Material Adverse Effect.

(f)           Absence of Certain Events or Conditions. No event shall have occurred, and no condition shall exist on the Closing Date, of any character which has a Material Adverse Effect.

(g)           Laws, Regulations. Except for the California Insurance Commissioner pending rate regulation proposals, no law, regulation or decree applying to the title insurance business shall have been promulgated, adopted or become effective, the enforcement of which would have a Material Adverse Effect.

(h)           Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions including without limitation the approval of the California Department of Insurance.

(i)           Consent of Lenders, Lessors and Other Third Parties. The Buyer and the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties (other than underwriters having contracts or understanding with the Company) whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on the Schedule to Section 3.1(e) attached hereto.

(j)           Closing Deliveries. The Buyer shall have received on or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

(i)           the stock certificates representing the Stock duly endorsed in accordance with Section 2.6 of this Agreement;

(ii)          a certificate of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered or made available pursuant to this Agreement;

(iii)         the complete original corporate minute book and stock record book of the Company and all corporate seals;

(iv)        executed assignments transferring all right, title and interest to any intellectual property or other proprietary rights as may be required as a result of the transactions contemplated by this Agreement; and

(v)           resignations from the following directors and officers of the Company:
David Kayton, CEO

Section 4.2 Conditions Precedent to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the conditions stated in this Section 4.2, any or all of which may be waived in whole or in part by the Seller, to the extent permitted by applicable law.

(a)           Accuracy of Representations and Warranties. All representations and warranties of the Buyer contained herein shall be true and correct in all material respects as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)           Performance of Agreements. The Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed by them prior to or at the Closing Date.

(c)           Buyer's Certificate. The Seller shall have received a certificate of the Buyer, dated the Closing Date, signed by Buyer, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled (the "Buyer's Certificate").

(d)           Litigation. There shall not be in effect any injunction, writ or temporary restraining order or any order of any nature issued by a court or other Governmental Authority of competent jurisdiction directing that any material transaction provided for herein not be consummated as herein provided.  There shall not have been issued by a court or other Governmental Authority of competent jurisdiction a judgment against the Buyer that has or would have, either singly or in the aggregate, a material adverse effect on the transactions contemplated hereby.

(e)         Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions including without limitation the approval of the California Department of Insurance.

(f)           Consent of Lenders, Lessors and Other Third Parties. The Seller and the Company shall have received the consents and approvals of all lenders, lessors and other third parties (other than underwriters having contracts or understanding with the Company) whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule to Section 3.1(e) attached hereto.

(g)           Closing Deliveries. The Seller shall have received at or prior to the Closing such documents, instruments or certificates as the Seller or his counsel may reasonably request in writing delivered to the Buyer at least two (2) Business Days prior to the Closing, including, without limitation, the amount of One Dollar ($1.00).

Section 4.3 Effect of Waiver of Covenant.  If a party hereto does not perform a covenant hereunder, such other party may elect to require the transactions contemplated hereby to be consummated without limiting or otherwise affecting its right to seek any remedies it may have against the party in breach of a covenant or that failed to satisfy the condition precedent.

ARTICLE V.
COVENANTS

Section 5.1 Consummation of the Transaction.  Each of the parties hereto agrees to use his or its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, concurrently with the Closing, the Buyer's agree to contribute to the capital of the Company such amounts as may be determined by the California Department of Insurance as a condition of its approval of the transaction contemplated by this Agreement.

Section 5.2 Public Announcements.  The parties agree to consult with each other and obtain the other party's prior written approval before issuing any press release or making any public statement (including employee communications) with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and approval.

Section 5.3 Conduct of the Company's Business.  From the date hereof until the Closing Date, the Seller will cause the conduct the business of the Company to be in the ordinary course consistent with past practice and will use commercially reasonable best efforts to preserve intact the business organizations and relationships with respect to such business.  Without limiting the generality of the foregoing, the Seller shall:

(a)           not do anything that could reasonably be expected to give rise to a Material Adverse Effect; and

(b)           not issue or sell, or contract to issue or sell, any Company Stock or any rights to acquire Company Stock.

Section 5.4 Notices of Certain Events.  From the date hereof until the Closing Date, each party will:

(a)           promptly notify the other party of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           promptly notify the other parties of any written notice or other communication from any Governmental Authority with respect to the transactions contemplated by this Agreement; and

(c)           promptly notify the other parties of the occurrence of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

and the Seller will promptly notify the Buyer of any change in circumstances requiring a revision of any Schedule attached to this Agreement.

Section 5.5 Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold, and shall use their reasonable best efforts to cause their respective accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (in which case the Buyer shall give the Seller prior written notice of the intended disclosure promptly after becoming aware of such disclosure requirement and prior to the actual disclosure so that the Seller may seek a protective order or other appropriate remedy), all documents and information concerning the business of the Company or which the Seller furnished to the Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by a Buyer, (ii) in the public domain through no fault of a Buyer or (iii) later lawfully acquired by a Buyer from sources other than the Company or a Seller; provided that the Buyer may disclose such information to their accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated in this Agreement so long as such Persons are informed by the Buyer of the confidential nature of such information and agree to treat such information confidentially.  If this Agreement is terminated, the Buyer shall, and shall use their reasonable best efforts to cause their accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Seller, upon request, all documents and other materials, and all copies thereof, obtained by the Buyer or on its behalf from the Company or the Seller in connection with this Agreement.

Section 5.6 Covenant Not to Compete.

(a)           In consideration of payment of the Purchase Price, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for seven (7) years following Closing, David Kayton will not:

(i)           within the counties of Orange and Los Angeles of the State of California, other than on behalf of the Company, engage directly or indirectly in the title insurance business or in the title agency business, as employee, officer, director, consultant, principal, agent, trustee or through the agency of any Person; nor

(ii)         be the owner of or hold options to purchase, directly or indirectly, more than one percent (1%) of the outstanding capital stock of any corporation, or be an officer, consultant, director or employee of any corporation, or a member, employee or consultant of any partnership or an owner or employee of any other business which maintains a title insurance or title agency business within the counties of Orange and Los Angeles of the State of California.

(b)           In addition to any other remedy that the Company may have for violation of this Section 5.6, Company may seek an injunction against violation of this Section 5.6 in any court of competent jurisdiction, including but not limited to any state or federal court having jurisdiction in Orange County, California.  Any court interpreting this Agreement shall presume that Company will be irreparably harmed by any violation of the terms of this Section 5.6 and such court shall be entitled to grant injunctive relief, including but not limited to a temporary restraining order, against any such violation.  If any court should find that any provision of this Agreement is overbroad as to scope or time, such court may enforce this Agreement within such time or scope that such court deems reasonable, taking into consideration all of the circumstances giving rise to this Agreement.

Section 5.7 Transaction Expenses. Except to the extent specifically otherwise provided herein, subject to Section 2.4, the Company shall pay, at or prior to Closing, all financial, advisory, legal and accounting fees and expenses incurred by the Seller or the Company or any of their affiliates in connection with the transactions contemplated by this Agreement.  Except to the extent specifically otherwise provided herein, the Buyer shall bear all financial, advisory, legal, accounting and other fees and expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VI.
TAX MATTERS

Section 6.1 Tax Returns. The Seller, at his expense, shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending before the Closing Date and shall pay any Taxes due in respect of such taxable periods (including any Taxes due as a result of any audit, examination or other proceeding), and the Buyer shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or after the Closing Date and shall remit any Taxes due in respect of such taxable periods (including any Taxes due as a result of any audit, examination or other proceeding).  Except as otherwise provided, the Seller shall not amend any Tax Return for taxable years or periods ending before the Closing Date without the prior written approval of the Buyer, which consent shall not be unreasonably withheld or delayed if the Seller indemnifies the Buyer against any Loss (as defined in Section 7.1), including Taxes, resulting therefrom.

Section 6.2 Assistance and Cooperation.  [Intentionally Left Blank.]

ARTICLE VII.
SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND INDEMNIFICATION

Section 7.1 Indemnification by the Seller.  The Seller shall indemnify and hold the Buyer and its respective successors and assigns harmless from and against all losses, claims or damages (including attorneys' fees and costs associated with the investigation and resolution thereof) all losses incurred by reason of or which result from (i) any breach of any representation, warranty or certification of the Seller in this Agreement or in any Schedule or Exhibit attached hereto as of the Closing Date; and (ii) any losses resulting from a Seller's or the Company's failure to perform any covenant or other provision of this Agreement to be performed by the Seller or the Company, as the case may be.

Section 7.2 Survival of Seller's Representations and Warranties.  Notwithstanding any investigation by the Buyer, its attorneys or any of its agents or representatives.

Section 7.3 Indemnification by the Buyer.  [Intentionally Left Blank.]

Section 7.4 Survival of Representations and Warranties by the Buyer.  [Intentionally Left Blank.]

Section 7.5 Assertion of Indemnification Claim.  A party seeking indemnification, as the case may be (an "Indemnified Party"), shall give notice to the other (an "Indemnifying Party") as soon as possible after the lndemnified Party has actual knowledge of any claim as to which indemnification may be sought and the amount thereof, if known, and supply any other information in the possession of the Indemnified Party regarding such claim, and will permit the lndemnifying Party (at its expense) to assume the defense of any third party claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and provided further that the omission by the lndemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the omission results in a failure of actual notice to the lndemnifying Party and the lndemnifying Party is materially damaged as a result of the failure to give notice in a timely manner. Failure by the lndemnifying Party to notify the lndemnified Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than thirty (30) days after notice thereof shall have been given to the lndemnifying Party, shall be deemed a waiver by the lndemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying party shall not be deemed to have waived its right to contest and defend against any claim of the lndemnified Party for indemnification hereunder based upon or arising out of such claim, action or proceeding. The Indemnifying Party may settle or compromise any third party claim or litigation only with the consent of the lndemnified Party, which consent may not be unreasonably withheld, delayed or conditioned.  The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party. claim or demand at its own expense.  In the event that the lndemnifying Party does not assume the defense of any matter which is the proper subject of indemnification as above provided, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion, all at the expense of the Indemnifying Party.  In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the records of each party shall be available to the other with respect to such defense.

Section 7.6 Indemnification Threshold and Maximum. [Intentionally Left Blank.]

Section 7.7 Exclusive Remedy. [Intentionally Left Blank.]

ARTICLE VIII.
TERMINATION

Section 8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by written notice from Buyer to Seller at any time prior to the Closing Date or by mutual agreement of the Seller and Buyer;

(b)           by either Seller or Buyer if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(c)           by the Seller if the transaction contemplated by this Agreement is not approved by the California Department of Insurance;

(d)           by the Buyer if the Closing has not occurred on or before May 31, 2010;

(e)           by Seller, if the Buyer has committed a material breach of any provision of this Agreement that has not been cured within ten (10) days of written notice of such material breach; or

(f)           by the Buyer if a Seller has committed a material breach of any provision of this Agreement that has not been cured within ten (10) days of written notice of such material breach.

Section 8.2 Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by either party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach.

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Assurance of Further Action. From time to time, and without further consideration from the Buyer, but at the Buyer's expense, the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer such further instruments of sale, assignment, transfer and delivery and take such other action as the Buyer may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of the Buyer any and all of the Company Stock and consummate the transactions contemplated hereby.

Section 9.2 Mediation. Either party shall have the right to request non-binding mediation of any claim or controversy arising out of or relating to this Agreement or any breach thereof, and the other party shall agree to such mediation.  The party moving for mediation shall select a mediator, and if the other party disapproves of such choice in writing within ten (10) Business Days of such selection, then the nonmoving party shall nominate a mediator and the two (2) shall choose a third, who shall mediate the proceeding.  The venue for such mediation shall be Orange County, California.  Only individuals who are retired judges, lawyers engaged fulltime in the practice of law or who are otherwise licensed as mediators in the State of California shall be selected as a mediator.

Section 9.3 Updates.  Prior to Closing, all Schedules listed in this Agreement may be modified or updated upon initiation of either party.  Notwithstanding the foregoing, any modification or update to any Schedule made by either the Buyer or the Seller prior to the Closing that will not or reasonably could not be expected to have a Material Adverse Effect shall be disregarded and have no effect for the purpose of determining whether the conditions to Closing set forth in this Agreement have been met.  No written modification or update of a Schedule prior to the Closing Date shall cure any breach of any representation or warranty made by a party.

Section 9.4 Fees and Expenses.  Each of the parties hereto shall pay his or its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys' and accountants' fees; provided, however, that the Buyer, and not the Seller, shall be responsible for all fees and expenses incident to the application, submission and approval of the transactions contemplated by this Agreement by the California Department of Insurance.

Section 9.5 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given by registered or certified mail (postage prepaid, return receipt requested) or personally delivered to the address provided below or sent by facsimile transmission to the facsimile number provided below (with verification thereof by the sender) or electronically by email to the email address provided below (provided that receipt is verified or acknowledged by the recipient):

If for Seller:                            David Kayton
790 E. Colorado Blvd., Suite 400
Pasadena, California 91101
Telephone: (305) 531-0300
Facsimile: (305) 531-0310
Email: __________________

with a copy to:                      David Kayton
2128 N. Ray Road
Miami Beach, FL 33140
Telephone: (305) 531-0300
Facsimile: (305) 531-0310
Email: __________________

If for Buyer:	TEAM Nation Holdings, Inc., a Nevada corporation
4667 MacArthur Boulevard, Suite 150
Newport Beach, CA  92618
Attention: Dennis Duffy or Janis Okerlund
Telephone: (949) 729-3900
Facsimile: (949) 608-3599
Email:  Janis@teamnationholdings.com

with a copy to:                                                      with a copy to:

Telephone: (___) ________
Facsimile: (___) ________
Email: __________________

If for Company:                                                    First Southwestern Title Company
790 E. Colorado Blvd., Ste. 400
Pasadena, CA  91101
Attention:  David Kayton
Telephone: (305) 531-0300
Facsimile: (305) 531-0310
Email: __________________

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the Transaction Documents between the Buyer and the Seller contemplated hereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.  The Exhibits and Schedules hereto are an integral part hereof and are incorporated by reference herein for all purposes. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section  9.7  Amendments, Side Letters.  Any and all Amendments to this Agreement shall be evidenced by an Amended Stock Purchase Agreement fully executed by the parties, or by a mutually executed Side Letter which shall be shown on Exhibit E to this Agreement and is incorporated by reference herein for all purposes.  All Side Letters executed pursuant to the Original Agreement are declared null and void and are not a part of this Agreement.

Section 9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and be for the benefit of each of the parties hereto and its or his successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto except that either party may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but no such transfer or assignment shall relieve the transferred party of its obligations hereunder.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 9.10 Applicable Law. To the extent permitted by law, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California.

Section 9.11 Construction. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.  In this Agreement, unless the context otherwise requires, (i) words describing the singular number shall include the plural and vice versa, (ii) words denoting any gender shall include all genders, and (iii) the word "including" shall mean "including without limitation."

Section 9.12 Confidentiality.  Buyer, Seller and the Company agree to keep the Transaction, and the terms thereof, confidential and not disclose to anyone, other than the officers, directors, shareholders, attorneys, accountants and business consultants on a "need to know" basis and only after advising the recipient that the information and/or documentation is "confidential" and also other than to the California Department of Insurance or such other regulatory agency as may be necessary to obtain the approval for the Transaction.

[Signature Pages Follow]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	TEAM Nation Holdings, Inc., a Nevada corporation

	By:	/s/ Dennis R. Duffy
	Name:	Dennis R. Duffy
	Title:	CEO

SELLER:

	By:	/s/ David Kayton
David Kayton

COMPANY:	First Southwestern Title Company of California, a California corporation

	By:	/s/ David Kayton
David Kayton
Chief Executive Officer

LIST OF SCHEDULES AND EXHIBITS

Schedule to Section 3.1(e)
Schedule to Section 3.1(f)
Schedule to Section 3.1(g)
Schedule to Section 3.1(h)
Schedule to Section 3.1(k)
Schedule to Section 3.1(l)
Schedule to Section 3.1(n)
Schedule to Section 3.1(o)
Schedule to Section 3.1(p)
Schedule to Section 3.1(q)
Schedule to Section 3.1(u)
Schedule to Section 3.1(v)
Schedule to Section 3.1(w)
Schedule to Section 3.1(x)
Schedule to Section 3.2(c)

Exhibit A	Company Liabilities
Exhibit A1	Negotiated Company Liabilities
Exhibit B	TEAM Advances, Notes and Guarantees
Exhibit B1	Amended Promissory Notes
Exhibit B2	Amended Guarantees
Exhibit B	Discretionary Promissory Note
Exhibit C	Operational Guaranty
Exhibit D	Schedule of Liabilities
Exhibit E	Schedule of Side Letters Incorporated by Reference

Exhibit “E”

Schedule of Side Letters Incorporated by Reference

1.          That Certain Side Letter dated ________________ executed by Dennis R. Duffy and David Kayton, identifying the Negotiated Company Liabilities, a true and correct copy of which is attached hereto.